EX - 99.77C

First Trust/Four Corners Senior Floating
Rate Income Fund II
Submission of Matters to a Vote of
Shareholders

The Joint Meeting of Shareholders of First
Trust Value Line(r)Dividend Fund, First
Trust/Four Corners Senior Floating Rate
Income Fund, Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income
Fund, First Trust/Value Line(r) & Ibbotson
Equity Allocation Fund, and First Trust/Four
Corners Senior Floating Rate Income Fund II was held on September 13, 2004. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B.
Nielson, Thomas R. Kadlec, Richard E.
Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 21,309,839, the number of votes withheld was 99,603 and the number of abstentions was 2,595,794. The number of votes cast for Niel B. Nielson was 21,305,639, the number of votes withheld was 103,803 and the number of abstentions was 2,595,794. The number of votes cast for Richard E.
Erickson was 21,314,039, the number of votes withheld was 95,403 and the number of abstentions was 2,595,794. The number of votes cast for Thomas R. Kadlec was 21,310,839, the number of votes withheld was 98,603 and the number of abstentions was 2,595,794. The number of votes cast for David M. Oster was 21,313,539, the number of votes withheld was 95,903 and the number of abstentions was 2,595,794.